EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 19, 2009, except for Note 19, “Subsequent Events: Reverse Stock Split,” which is as of March 31, 2009 and Note 19, “Subsequent Events: Office of Inspector General Audit,” which is as of September 4, 2009, relating to the consolidated financial statements and financial statement schedule of Bridgepoint Education, Inc. and its subsidiaries, which appear in Bridgepoint Education, Inc.’s Registration Statement on Form S-1 (No. 333-161549), as amended, filed with the Securities and Exchange Commission.

/s/ PRICEWATERHOUSECOOPERS LLP

San Diego, California
January 19, 2010